Exhibit 99.2

Howard Bancorp Announces NASDAQ Listing

ELLICOTT CITY, Md.--(BUSINESS WIRE)--July 23, 2012--Howard Bancorp, Inc., the parent company of Howard Bank, announced today that its application to list the Company's common stock on the NASDAQ Capital Market has been approved by The NASDAQ Stock Market LLC. Trading on NASDAQ commenced at 9:30 a.m. ET on July 23, 2012 under the ticker symbol "HBMD".

Mary Ann Scully, Chairman and CEO, commented, “We are delighted to achieve a NASDAQ listing for our common stock and look forward to the increased visibility it will help bring to our company. A NASDAQ listing represents a natural growth extension as well as the opportunity for us to join many of our peers in the industry on the NASDAQ Stock Market. This is a significant milestone for our Company and one which we believe should benefit our stockholders in a number of ways. The increased visibility flowing from the NASDAQ listing should enable access of our shares to a broader section of the investment community. At the same time, we believe that the high standards of reporting and financial strength required for listing on NASDAQ enhances our reputation and credibility with the broader business community as we continue to expand both in size and in the markets we serve.”

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is the holding company for Howard Bank, a Maryland trust company operating as a commercial bank, headquartered in Ellicott City, Maryland. We have five full service branches located in Ellicott City, Annapolis, Columbia, Laurel and western Ellicott City, Maryland.

The statements in this press release that are not historical facts, in particular the statements regarding continued growth and increased visibility and other potential benefits of the listing of our common stock on the NASDAQ Stock Market, constitute “forward-looking statements” as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “should” and words of similar meaning. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, general economic conditions, either nationally or in our market area, that are worse than expected, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, that negatively impact our business, changes in consumer spending, borrowing and savings habits, our ability to enter new markets successfully and capitalize on growth opportunities and to otherwise implement our growth strategy, and other risks discussed in our filings with the U.S. Securities and Exchange Commission, any of which could also impact our ability to maintain the listing of our common stock on the NASDAQ Stock Market. Forward-looking statements speak only as of the date they are made. Howard Bancorp, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Howard Bancorp, Inc. may make, please refer to the filings made by Howard Bancorp, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020